UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2026
Commission File Number: 1-35106

AMC Networks Inc.
(Exact name of registrant as specified in its charter)

Nevada		27-5403694
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

11 Penn Plaza,
New York,	NY	10001
(Address of principal executive offices)		(Zip Code)

(212) 324-8500
(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	AMCX	The	NASDAQ	Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events.
On February 23, 2026, AMC Networks Inc. (“AMC Networks” or the “Company”) announced that it is commencing a private exchange offer (the “Exchange Offer”) and related consent solicitation (the “Consent Solicitation”) with respect to its outstanding 10.25% Senior Secured Notes due 2029 (the “Old Notes”).
Pursuant to the Exchange Offer, the Company is offering to issue, in a private offering to eligible holders, the Company’s 10.50% Senior Secured Notes due 2032 (the “New Notes”) in exchange for any and all of the approximately $875 million aggregate principal amount of Old Notes held by eligible holders of Old Notes. For Old Notes tendered by 5:00 p.m., New York City time, on March 6, 2026 (as such date and time may be extended, the “Early Tender Time”) and not validly withdrawn before 5:00 p.m., New York City time, on March 6, 2026, eligible holders will receive the “Total Consideration” of $1,065 in aggregate principal amount of New Notes (including an early tender premium of $50 in principal amount of New Notes) for each $1,000 principal amount of Old Notes validly tendered and accepted for exchange by the Company. For Old Notes tendered after the Early Tender Time and on or before 5:00 p.m., New York City time, on March 23, 2026 (as such date and time may be extended, the “Expiration Time”), eligible holders will receive the “Exchange Consideration” of $1,015 in aggregate principal amount of New Notes, for each $1,000 principal amount of Old Notes validly tendered and accepted for exchange by the Company. The Total Consideration and the Exchange Consideration, as applicable, will be reduced by the “Net Interest Deduction,” which is an amount equal to the result of (x) the aggregate amount of accrued and unpaid interest due on the New Notes to be issued to eligible holders from and including the last interest payment date for the original series of 10.50% Senior Secured Notes due 2032 to but not including the applicable settlement date less (y) the aggregate amount of accrued and unpaid interest due on the Old Notes validly tendered and accepted by the Company from and including the last interest payment date for such Old Notes to but not including the applicable settlement date. In addition, pursuant to the Consent Solicitation, the Company is soliciting consents from the eligible holders to amend certain of the covenants in the indenture governing the Old Notes.
The Exchange Offer and the Consent Solicitation are being made upon the terms and subject to the conditions set forth in a Confidential Offering Memorandum and Consent Solicitation Statement, dated as of February 23, 2026 (the “Offering Memorandum”), copies of which will be made available to holders of the Old Notes eligible to participate in the Exchange Offer. The Company’s obligation to accept and exchange the Old Notes validly tendered pursuant to the Exchange Offer is subject to certain conditions as set forth in the Offering Memorandum, including receipt of the requisite consents in connection with the Consent Solicitation.
This announcement does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. The Exchange Offer and Consent Solicitation are being made solely pursuant to the Offering Memorandum and only to such persons and in such jurisdictions as is permitted under applicable law.
A copy of the press release issued by the Company is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit Number	Item

99.1	Press Release dated as of February 23, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMC Networks Inc.

Date:	February 23, 2026	By:	/s/ Anne G. Kelly
Anne G. Kelly
Executive Vice President and Corporate Secretary